EXHIBIT 99.1

First Capital Bancorp, Inc. Reports Net Income of $977 Thousand for the First Quarter of 2014, Net Income of $0.06 Per Diluted Share Outstanding, and Annualized Loan Growth of 12.81%

GLEN ALLEN, Va., April 29, 2014 (GLOBE NEWSWIRE) -- First Capital Bancorp, Inc. (the "Company") (Nasdaq:FCVA) parent company to First Capital Bank (the "Bank") reported today its financial results for the first quarter of 2014. For the three months ended March 31, 2014, the Company had net income of $977 thousand and net income available to common shareholders of $953 thousand, or $0.06 per diluted share, compared to net income of $795 thousand and net income available to common shareholders of $709 thousand, or $0.05 per diluted share, for the same period in 2013. This represents a $286 thousand or 25.24% increase in net income in the first quarter of 2014 compared to the first quarter of 2013, and a $244 thousand or 34.41% quarter to quarter increase in net income available to common shareholders.

Earnings

For the quarter ended March 31, 2014, the Company had net income of $977 thousand and net income available to common shareholders of $953 thousand or $0.06 per diluted share compared to net income of $795 thousand and a net income available to common shareholders of $953 thousand or $0.06 per diluted share for the same period in 2013.

Factors contributing to the Company's increase in net income during the first quarter of 2014 are as follows:

  Net interest income improved to $4.6 million for the first quarter of 2014, compared to $4.2 million in the first quarter of 2013, an increase of $386 thousand or 9.10%.
  The net interest margin was 3.64% for the quarter ended March 31, 2014, compared to 3.58% for the quarter ended March 31, 2013, a 6 basis point increase. This increase was driven by increases in loans outstanding, decreases in the bond portfolio, decreases in nonaccrual loans, and increases in demand deposits.
  A recovery of the provision for loan losses of $292 thousand during the 2014 quarter was recognized, compared to a provision for loan losses of $100 thousand in the first quarter of 2013, resulting in a $392 thousand quarter over quarter improvement.

Growth

At March 31, 2014, total assets were $564.3 million, compared to $526.3 million at March 31, 2013, a $38.0 million or 7.22% increase. Total asset growth for the first quarter of 2014 was an increase from $547.9 million at December 31, 2013, of $16.4 million or 2.99%, which is contrary to the seasonal decline that is typically expected during the first quarter of each year. This growth is primarily attributable to the increased visibility of the Bank's commitment in the local marketplace and the continued improvement in the market area's economic stability. In the first quarter of 2014, loan growth, net of the allowance, was $13.9 million or 3.27% or 12.81% on an annualized basis.

Gross loans at March 31, 2014, were $445.1 million compared to $431.3 million at December 31, 2013, a $13.8 million or a 3.20% increase. We continue to see loan demand in our market as the economy and consumer confidence improves.

Total deposits at March 31, 2014, were $460.5 million, an increase of $4.5 million or 0.99%, from $456.0 million at December 31, 2013, with growth occurring primarily in interest bearing accounts.

First Capital Bank President and CEO, Bob Watts stated "2014 started out strong, with our teammates continuing to grow our deposit base and loan relationships from both new and existing customers. We have firmly embraced our 'Make It Work' approach and the outlook for the remainder of 2014 is exciting."

Asset Quality

The allowance for loan losses was $8.0 million or 1.80% of total loans at March 31, 2014, compared to $8.2 million or 1.89% of total loans at December 31, 2013. The decrease in the allowance for loan losses was primarily a result the recovery of loan loss provisions previously expensed.

During the quarter ended March 31, 2014, the Company had charge-offs of $145 thousand, recoveries of $291 thousand and a recovery of provision for loan losses of $292 thousand.

The following table reflects details related to asset quality and the allowance for loan losses:

	March 31,	December 31,	March 31,
	2014	2013	2013
	(Dollars in thousands)
Nonaccrual loans	$ 3,676	$ 4,467	$ 6,366
Loans past due 90 days and accruing interest	--	--	--
Total nonperforming loans	3,676	4,467	6,366
Other real estate owned	2,478	2,658	3,841
Total nonperforming assets	$ 6,154	$ 7,125	$ 10,207

Allowance for loan losses to period end loans	1.80%	1.89%	1.92%
Nonperforming assets to total loans & OREO	1.37%	1.64%	2.60%
Nonperforming assets to total assets	1.09%	1.30%	1.94%
Allowance for loan losses to nonaccrual loans	218.12%	182.80%	117.29%

	Three Months Ended
	March 31,	December 31,	March 31,
	2014	2013	2013
Allowance for loan losses
Beginning balance	$ 8,165	$ 8,591	$ 7,269
(Recovery of) provision for loan losses	(292)	(200)	100
Net recoveries (chargeoffs)	146	(226)	98
Ending balance	$ 8,019	$ 8,165	$ 7,467

Capital

Total Risk Based Capital at March 31, 2014, was 13.86%, compared to 13.78% at December 31, 2013. Tier 1 Risk Based Capital at March 31, 2014, was 11.00%, compared to 12.34% at December 31, 2013. Additionally, tangible common equity increased to 8.12% at March 31, 2014 from 8.06% at December 31, 2013.

First Capital Bancorp, Inc. Managing Director and CEO, John Presley, commented "Maintaining strong capital levels continues to be a key focus as our team manages our growth in 2014. We completed a strategic capital initiative early in 2014 whereby we replaced the remaining preferred securities with subordinated debt to both reduce the expense associated with the funds and maintain total capital levels. The continued improvement in capital represents an enterprise wide focus on managing capital in all aspects of daily operations, from loan growth and investment strategy to liability management. We are pleased to see successful results from these efforts."

The following table reflects the regulatory capital ratios of the Company as of March 31, 2014, and December 31, 2013.

					Minimum To Be Well
			Minimum		Capitalized Under
			Capital		Prompt Corrective
	Actual		Requirement		Action Provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
As of March 31, 2014
Total capital to risk weighted assets	$ 63,173	13.86%	$ 36,474	8.00%	$ 45,592	10.00%
Tier 1 capital to risk weighted assets	$ 50,169	11.00%	$ 18,237	4.00%	$ 27,355	6.00%
Tier 1 capital to average adjusted assets	$ 50,169	9.08%	$ 22,100	4.00%	$ 27,625	5.00%

As of December 31, 2013
Total capital to risk weighted assets	$ 61,060	13.78%	$ 35,446	8.00%	$ 44,307	10.00%
Tier 1 capital to risk weighted assets	$ 54,689	12.34%	$ 17,723	4.00%	$ 26,584	6.00%
Tier 1 capital to average adjusted assets	$ 54,689	10.04%	$ 21,796	4.00%	$ 27,244	5.00%

On January 10, 2014, the Company redeemed the remaining 5,531 shares of its Cumulative Perpetual Preferred Stock, Series A ("Preferred Stock"), for $5.6 million. The Preferred Stock paid a cumulative dividend quarterly at a rate of 5% per annum. Effective April 2014, the dividend rate would have increased to 9% per annum. The Preferred Stock was redeemable at the option of the Company subject to regulatory approval which was received in November 2013. No shares of the Preferred Stock remain outstanding.

The Company funded the redemption by executing a variable rate subordinated note for $6.5 million with a financial institution. The subordinated note, which qualifies as Tier 2 capital for regulatory purposes, carries an interest rate of 30-day Libor plus 5.00% per annum with a floor of 5.50% and a maturity of 10 years. Principal is repaid $8 thousand per month for the first 60 months and $103 thousand per month for the remaining 60 months.

Non-Interest Income

Non-interest income, including gains on sales of securities, totaled $466 thousand for the quarter ended March 31, 2014, a decrease of $136 thousand or 22.59% from $602 thousand earned in the quarter ended March 31, 2013. During the first quarter of 2014, the Company closed its wholesale mortgage operation. The slowdown in the mortgage originations business coupled with the increased regulatory burden made the business difficult to sustain. The Company expects this decision will be accretive to 2014 earnings.

Non-interest Expense

Total noninterest expense was $4.0 million for the first quarter of 2014, compared to $3.6 million in the first quarter of 2013, an increase of $356 thousand or 9.86%, primarily due to an increase in salaries and employment benefits related to annual performance based salary increases, year-end bonuses and increased healthcare costs which were partially offset by gains on sales of other real estate owned.

The Bank currently operates seven branches in Innsbrook, Chesterfield Towne Center, near Willow Lawn on Staples Mill Road, in Ashland, at Three Chopt and Patterson in Henrico County, at the James Center in downtown, Richmond, and in Bon Air, Chesterfield County.

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's current knowledge, assumptions, and analyses, which it believes are appropriate in the circumstances regarding future events, and may address issues that involve significant risks including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in general economic, competitive, and business conditions; significant changes in or additions to laws and regulatory requirements; and significant changes in securities markets. Additionally, such aforementioned uncertainties, assumptions, and estimates, may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

First Capital Bank...Let's Make it Work.

First Capital Bancorp, Inc.
Financial Highlights
(Dollars in thousands, except per share data)

	Three Months Ended
	March 31,	March 31,
	2014	2013
Selected Operating Data:

Interest income	$ 5,920	$ 5,611
Interest expense	1,293	1,370
Net interest income	4,627	4,241
(Recovery of) provision for loan losses	(292)	100
Other noninterest income	370	571
Securities gains	96	31
Noninterest expense	3,966	3,610
Income before income tax	1,419	1,133
Income tax expense	442	338
Net income	$ 977	$ 795
Less: Preferred dividends	$ 24	$ 86
Net income available to common shareholders	$ 953	$ 709
Basic net income per common share	$ 0.08	$ 0.06
Diluted net income per common share	$ 0.06	$ 0.05

	As of and for the Three Months Ended
	March 31,
	2014	2013
Balance Sheet Data:

Total assets	$564,266	$526,299
Loans, net	437,013	380,813
Deposits	460,490	443,238
Borrowings	42,528	33,160
Stockholders' equity	45,831	47,599
Book value per share	$3.61	$3.43
Tangible Common Equity to Assets	8.12%	8.01%
Total shares outstanding, in thousands	12,688	12,285

Asset Quality Ratios
Allowance for loan losses	$8,019	$7,467
Nonperforming assets	6,154	10,207
Net (recoveries)	(146)	(98)
Net (recoveries) to average loans	-0.05%	-0.03%
Allowance for loan losses to period end loans	1.80%	1.92%
Nonperforming assets to total loans & OREO	1.37%	2.60%

Selected Performance Ratios:
Return on average assets	0.72%	0.61%
Return on average equity	8.70%	6.84%
Net interest margin (tax equivalent basis)	3.64%	3.58%

CONTACT: John M. Presley
         Managing Director and CEO
         804-273-1254
         JPresley@1capitalbank.com

         Or

         William W. Ranson
         Executive Vice President and CFO
         804-273-1160
         WRanson@1capitalbank.com